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                                                                      Exhibit 54


NEWS RELEASE...


        NYSEG RESPONDS TO CALENERGY PRESS RELEASE


IMMEDIATE RELEASE


BINGHAMTON, NY, AUGUST 8, 1997 -- New York State Electric & Gas (NYSEG)

(NYSE:NGE) issued the following statement in response to a CalEnergy press release issued earlier today:


        "We don't understand CalEnergy's emotional rhetoric.


        "They -- not NYSEG -- launched a hostile takeover attempt that, if successful, would leave NYSEG customers, communities and

        shareholders with an inexperienced operator and a mountain of debt just as the company heads into a new era of competition.


        "We don't know how CalEnergy could have thought that their hostile takeover attempt wouldn't raise some very important public policy and legal issues that require close study by NYSEG, its customers and the relevant regulatory bodies. All we are saying is: let's examine the issues.


        "CalEnergy appears to have leapt without looking. Now they are asking us to help them break their fall."


Contact:    Katherine Karlson
            NYSEG Corporate Communications
            (607) 762-7976

August 8, 1997